Exhibit 5.1
FAEGRE & BENSON LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Telephone 612.766.7000
Facsimile 612.766.1600
www.faegre.com
                                        , 2006
Capella Education Company
225 South 6th Street, 9th Floor
Minneapolis, Minnesota 55402
Ladies and Gentlemen:
     We are acting as special counsel to Capella Education Company, a Minnesota corporation (the “Company”), in connection with the proposed registration by the Company of $86,250,000 in maximum aggregate offering price of shares of its common stock, par value $.01 per share (the “Shares”), pursuant to a Registration Statement on Form S-1 (Registration No. 333-124119), filed with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). Of the Shares to be registered pursuant to the Registration Statement, up to                 shares are being offered by the Company (the “Primary Shares”) and up to                 shares are being offered by the selling shareholders named in the Registration Statement (the “Secondary Shares”). For purposes of this opinion, the terms Primary Shares and Secondary Shares also refer to any additional Shares included pursuant to Rule 462(b) under the Act.
     In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Articles of Incorporation, as amended to date, and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Primary Shares and, as applicable, the original issuance of the Secondary Shares.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the selling stockholders and officers and other representatives of the Company.

     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:
     (a) The Primary Shares have been duly authorized, and, when the Registration Statement becomes effective under the Act, when the Board of Directors and the Pricing Committee of the Company have taken all necessary action to approve the issuance and sale of the Primary Shares and, if issued as certificated shares, when appropriate certificates representing the Primary Shares are duly executed by the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered to the purchasers of the Primary Shares, or if issued as uncertificated shares upon authorization thereof pursuant to the foregoing action of the Board of Directors or Pricing Committee, against payment of the agreed consideration, the Primary Shares will be validly issued, fully paid and nonassessable.
     (b) The Secondary Shares issued and outstanding as of the date of this opinion have been duly authorized, validly issued and fully paid and are nonassessable.
     (c) The Secondary Shares that are not issued and outstanding as of the date of this opinion have been duly authorized, and will, when such Secondary Shares are issued upon conversion of the Company’s Class         Preferred Stock and Class         Preferred Stock and, if issued as certificated shares, certificates representing such Secondary Shares have been duly executed by the Company, countersigned and registered by the Company’s transfer agent/registrar and delivered on behalf of the Company, or if issued as uncertificated shares upon authorization thereof by action of the Board of Directors or the Pricing Committee, against surrender of the certificates representing the Company’s Class         Preferred Stock and Class         Preferred Stock, be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

Very truly yours,

FAEGRE & BENSON LLP

By:	/s/ David B. Miller David B. Miller